VP/#56000596 EMPLOYMENT AGREEMENT This Employment Agreement (the “Agreement”) is entered into as of October 1, 2022 (the “Effective Date”) between GATX Corporation, a New York corporation (the “Company”), and Necati Gokce Tezel (the “Executive”). WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company per the terms and conditions of this Agreement, during the period commencing on the Effective Date and continuing through 5:00 PM local time in Amsterdam, Netherlands on June 30, 2023 (the “End Date”). NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties to this Agreement agree as follows: 1. Term. The Company will employ the Executive for the period from the Effective Date through the End Date, unless employment is earlier terminated per Section 5 below (the period of employment, the “Term” and the last day of the Term, the “Separation Date”). Nothing in this Agreement is intended to affect the terms and conditions of the Executive’s employment with the Company before the Term begins. 2. Titles. (a) Effective October 1, 2022, the Executive shall have solely the title of Strategic Advisor, and shall hold such title through the Separation Date. (b) The Executive will report to the Chief Executive Officer of the Company or the delegate thereof (as applicable, the “CEO”). The Executive will have such duties, authority and responsibility as are consistent with the Executive’s transitioning out of the Company during the Term. (c) The Executive: (i) may serve as an officer or director of, or otherwise participate in, solely educational, welfare, social, religious and civic organizations; (ii) may be a passive owner of less than 3% of any class of stock or interest of a publicly traded corporation, so long as the Executive has no active participation in the business of such entity; and (iii) with the prior written consent of the CEO, which consent shall not be unreasonably withheld, may serve on the board of directors of, and provide consulting services to, other businesses. 3. Salary and Benefits. (a) Base Salary. During the Term, the Company will pay to the Executive a base salary at the same rate as in place on the Effective Date (the “Base Salary”), payable in accordance with the Company’s payroll policy. (b) Employee Benefits. During the Term, the Executive will be entitled to participate in the Company’s employee benefit plans generally available to senior employees of the Company, in accordance with the terms of such plans. Nothing in this Agreement will restrict the right of the Company to amend, modify or terminate programs already in existence or hereafter adopted for senior employees of the Company. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

2 VP/#56000596 (c) Vacation Time. During the Term, the Executive will accrue vacation time, in accordance with applicable Company policy. (d) Expense Reimbursement. In accordance with Company policies and procedures, the Company will reimburse the Executive for all proper expenses incurred by the Executive in the performance of his duties during the Term. (e) Expatriate Agreement. The terms of the June 3, 2020 agreement between the Executive and GATX Corporation (the “Expatriate Agreement”) shall be honored during the Term. Consistent with the terms of the Expatriate Agreement, upon the Separation Date (but excluding a Separation Date due to a termination for Cause), the Executive shall be provided: (i) Continued expatriate housing benefits for sixty (60) days after the Separation Date (or, if earlier, until July 31, 2023) (such continuation, the “Full Housing Benefit”); provided, however, if the Separation Date is due to the Executive’s resignation more than sixty (60) days prior to the End Date, then, after provision of the Full Housing Benefit, the Executive may continue, until June 30, 2023, to reside in the Amsterdam housing provided to the Executive by the Company as of the Separation Date, with such continued residence contingent upon the Executive reimbursing the Company for the full monthly cost of such residence (rent, utilities, fees and taxes, as applicable), with each payment to the Company made no later than fourteen (14) days after the Company notifies the Executive (which notice may be by email) of such monthly cost (this continued residence arrangement, after the Full Housing Benefit, the “Continued Residence”); (ii) Continued expatriate automobile benefits for sixty (60) days after the Separation Date (or, if earlier, until July 31, 2023) (such continuation, the “Full Automobile Benefit”); provided, however, if the Separation Date is due to the Executive’s resignation more than sixty (60) days prior to the End Date, then, after provision of the Full Automobile Benefit, the Executive may continue, until June 30, 2023, to have use of the automobile provided to the Executive by the Company as of the Separation Date, with such continued use contingent upon the Executive reimbursing the Company for the full monthly cost of such automobile (e.g., lease, taxes, insurance, as applicable), with each payment to the Company made no later than fourteen (14) days after the Company notifies the Executive (which notice may be by email) of such monthly cost; (iii) The tax equalization program through the last year in which taxable wages attributable to the Executive’s GATX assignment to Netherlands, Austria, and Russia are reported on the Executive’s global compensation. The housing, automobile, education allowance, cost of living adjustment, and relocation reimbursements will be provided to the Executive on a net basis, and the Company will be responsible for the taxes on the assignment benefits. Such arrangement will continue to apply for the period of the continued housing and automobile benefits per the terms of Sections 3(e)(i) and 3(e)(ii). If the Executive’s equity award (including the stock appreciation rights) and/or payments detailed under Section 6 of this Agreement trigger subsequent income tax fillings in countries where the Executive was on an international DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

3 VP/#56000596 assignment with GATX, the Company agrees to provide tax equalization to keep the Executive tax neutral to Florida, United States. The Company will continue to pay for the preparation of home and host country income tax returns during these years. The host income tax liability will be borne by the Company, and the Executive will return such benefit to the Company through tax equalization settlement. If, in the event of the Executive’s separation from the Company, the Executive finds another opportunity outside the United States, the Executive has the right to keep the foreign tax credit (“FTC”) for the taxes that the Executive paid during the year. In determining the split of FTC utilization between those the Executive paid and those paid by the Company, FTCs will be used on a First In – First Out basis, and, when paid in the same year, the Company’s paid FTCs will be utilized first. The Company agrees that the Executive will return the Company generated foreign tax credits to the Company until the conclusion of the tax equalization program. Upon conclusion of the tax equalization program, the Executive will be the sole owner of the foreign tax credit carryover including the foreign taxes borne by the Company. (iv) Reimbursement of coach/economy class airfare for a return trip to the U.S. for the Executive and his family, including incidental expenses en route; provided that such expenses are incurred either within three (3) months of the Separation Date, or, if later, within three (3) months of the end of the Continued Residence, and substantiation of expenses is provided to the Company within thirty (30) days of incurring such expenses; and (v) Coverage of all reasonable relocation expenses and reasonable expenses incurred for insuring and shipping personal effects back to U.S., including import duties and other expenses necessary for actual delivery of goods; provided that such expenses are incurred either within three (3) months of the Separation Date or, if later, within three (3) months of the end of the Continued Residence, and substantiation of expenses is provided to the Company within thirty (30) days of the Executive’s being invoiced for such expenses. (f) CoC Agreement. Reference is made to the Agreement for Employment Following a Change of Control, dated March 1, 2018, between the Company and the Executive (the “CoC Agreement”). If: (i) a Change of Control as defined in the CoC Agreement has occurred on or prior to September 30, 2022 and (ii) the Executive’s employment is terminated in a termination resulting in the Executive becoming eligible for payments and benefits pursuant to Section 6 of the CoC Agreement, then the provisions of Section 6 of the CoC Agreement regarding the Executive’s eligibility to receive certain severance payments and benefits shall govern and the terms of Section 6 of this Agreement shall have no force or effect. If a Change of Control has not occurred on or prior to September 30, 2022, then the CoC Agreement shall have no force or effect and the Executive will have no claim for payments or benefits under the CoC Agreement. 4. Incentive Compensation. (a) COIP. The Executive will be paid a prorata portion of his Corporate Officer Incentive Program (the “COIP”) bonus for 2022. Such prorata payment will equal three-fourths DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

4 VP/#56000596 (3/4) of the Executive’s actual full 2022 COIP payment and will be paid when 2022 COIP payments are generally made, which is anticipated to be February 2023. (b) Outstanding Equity Awards. (i) Any award held by the Executive as of the Effective Date per an Equity-Based Award Agreement (as defined below) shall continue to vest during the Term per the terms of the applicable Equity-Based Award Agreement. Nothing in this Agreement is intended to affect any of the Executive’s rights under the Equity-Based Award Agreement. (ii) “Equity-Based Award Agreement” means each of the Executive’s award agreements under the GATX Corporation Incentive Award Plan (the “Stock Plan”), including, but not limited to, any Performance Share Agreement and any Option Agreement. 5. Termination. (a) End Date. Unless earlier terminated as provided herein, the Term will terminate on the End Date. Such termination on the End Date shall be deemed a termination of employment by the Company “without Cause” for purposes of the Company’s compensation and benefit plans (including each outstanding Equity-Based Award Agreement). (b) Death or Disability. The Term will terminate immediately upon the death or Disability of the Executive. In such event, the Company will pay the Executive or his Beneficiary (per Section 11(b) below) per the terms of Section 6 below. “Disability” means the Executive qualifies for disability income benefits under the GATX Long Term Disability Income Plan. (c) By the Executive. The Term may be terminated by the Executive for any reason upon seven (7) days’ advance written notice to the Company. Any such termination shall be construed as a termination of employment by the Company “without Cause” for purposes of the Company’s compensation and benefit plans (including each outstanding Equity-Based Award Agreement). (d) For Cause. The Company may terminate the Term for Cause, effective immediately, by written notice of termination given to the Executive setting forth in good faith the basis for such termination. (i) For the purposes of this Agreement, “Cause” shall mean: (x) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the CEO which specifically identifies the manner in which the CEO believes in good faith that the Executive has not substantially performed the Executive’s duties; or (y) the engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

5 VP/#56000596 (ii) For purposes of Section 5(d)(i) above, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon: (x) authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, or (y) the written instructions or written concurrence of the CEO, or (z) the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. (e) Effecting Termination. As of the Separation Date, the Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in the Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect the Executive’s resignation as an officer of the Company and its subsidiaries and affiliates. During any applicable statute of limitations period, the Company agrees to continue and maintain a directors and officers liability insurance policy covering the Executive to the applicable extent as follows: (1) to the same extent the Company provides such coverage for its executive officers in active service, or (2) in the event the Company ceases to have any executive officer in active service, then to the same extent the Company provides such coverage for any former executive officer whose period of active service with the Company overlaps with the Executive’s period of active service with the Company. (f) Copy of Restrictive Covenants. The Executive agrees that, prior to the commencement of any new employment, the Executive will furnish the prospective new employer with a copy of the text of Sections 8(a), 8(b), and 8(c) of this Agreement which constitute the restrictive covenant obligation the Executive has to the Company (the “Restrictive Covenant Text”). The Executive also agrees that the Company may advise any prospective new employer of the Executive of the existence and terms of such restrictive covenants and furnish the prospective new employer with a copy of the Restrictive Covenant Text. 6. Payments and Benefits Upon Termination. (a) Accrued Amounts. Upon a Separation Date per any of Sections 5(a) – 5(d) above, the Executive or his Beneficiary will be entitled to receive the following payments and benefits (collectively, the “Accrued Amounts”): (i) Any accrued but unpaid Base Salary and accrued but unused vacation, which will be paid no later than the payday no less than seven (7) days after the Separation Date, in accordance with the Company’s customary payroll practices, or such earlier date as may be required by law; (ii) Reimbursement for unreimbursed business expenses properly incurred by the Executive, which will be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iii) Any employee benefits (including equity-based compensation and, if elected by the Executive, COBRA continuation insurance coverage) to which the DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

Executive may be entitled under the plans or policies of the Company as of the Separation Date.

(b) Separation Payments. Upon termination of the Term upon the End Date per Section 5(a) (titled "End Date") and contingent upon the Executive: (i) continuing to abide by the provisions of Section 8 herein; (ii) returning the Company-provided automobile to the Company and vacating the Company-provided residence, in each case no later than July 31, 2023; (iii) complying, as needed, with Section 12(c)(ii) below; and (iv) signing and returning a release of claims (the "Release") (such Release to be provided to the Executive on or about the termination date, in a form substantially similar to Attachment A hereto), within the period of time set forth therein (and without revoking such Release), the Executive shall receive the following payments and benefits (the "Separation Package") in addition to the Accrued Amounts:

(i) payments at the rate of the Base Salary for six (6) months (the gross value of such salary continuation payments equal to two hundred thirty-six thousand, four hundred dollars ($236,400));

(ii) a lump sum payment of two hundred eighty-three thousand, six hundred eighty dollars ($283,680); and

(iii) outplacement services through Robertson Lowstuter, Inc.

(c) Resignation Payments. Upon termination of the Term per Section 5(c) above (titled "By the Executive") and contingent upon the Executive (i) continuing to abide by the provisions of Section 8 herein; (ii) returning the Company-provided automobile to the Company and vacating the Company-provided residence, in each case no later than June 30, 2023; (iii) complying, as needed, with Section 12(c)(ii) below; and (iv) signing and returning the Release, within the period of time set forth therein (and without revoking such Release), the Executive shall receive the following (the "Resignation Package") in addition to the Accrued Amounts:

(i) payments at the rate of the Base Salary for the number of months provided in the below chart:

Month in which Separation Date Occurs	Number of Months of Salary Continuation	Gross Value of Salary Continuation Payments
October 2022	12	$472,800
November 2022	11	$433,400
December 2022	10	$394,000
January 2023	9	$354,600
February 2023	8	$315,200
March 2023	7	$275,800
April 2023	6	$236,400
May 2023	6	$236,400
June 2023	6	$236,400

(ii) a lump sum payment of two hundred eighty-three thousand, six hundred eighty dollars ($283,680);

6

VP/#56000596

7 VP/#56000596 (iii) if the Separation Date is on or prior to January 15, 2023, a lump-sum payment of two hundred, twenty-five thousand dollars ($225,000), to be paid on the Company’s first regular payroll date following the later of (x) two months following the Separation Date or (y) January 15, 2023; and (iv) outplacement services through Robertson Lowstuter, Inc. (d) Death or Disability Payments. Upon termination of the Term per Section 5(b) (titled “Death or Disability”), and contingent upon (i) the Executive continuing to abide by the provisions of Section 8 herein; and (ii) the Executive (or, as applicable, the Beneficiary): (x) returning the Company-provided automobile to the Company and vacating the Company-provided residence, in each case no later than sixty (60) days after the Separation Date; (y) complying, as needed, with the requirements of Section 12(c)(ii) below; and (z) signing and returning the Release, within the period of time set forth therein (and without revoking such Release), the Executive or the Beneficiary, as applicable, shall receive the following payments (the “Death or Disability Payments”) in addition to the Accrued Amounts: (i) payments at the rate of the Base Salary for six (6) months (the gross value of such salary continuation payments equal to two hundred thirty-six thousand, four hundred dollars ($236,400)); and (ii) a lump sum payment of two hundred eighty-three thousand, six hundred eighty dollars ($283,680). 7. Acknowledgments. The Executive understands and agrees that he would not otherwise be eligible for, or entitled to, any of the Separation Package, Resignation Package, or Death or Disability Payments if he did not enter into this Agreement. Further, by signing this Agreement, the Executive agrees that he is not entitled to any additional payments and/or benefits that are not specifically listed in this Agreement, except for those benefits in which he has a vested right pursuant to the terms of the applicable Company plans or policies, or per applicable law. 8. Restrictive Covenants; Trade Secrets and Confidential Information; Cooperation. (a) Non-Competition. During the one (1)-year period following the Separation Date, the Executive may not provide services in any capacity (i.e., as an employee, consultant, independent contractor, board member, etc., and regardless of whether paid or unpaid) to: (x) Trinity Industries, Inc. (“Trinity”), any subsidiary of Trinity, or any successor of Trinity or a subsidiary of Trinity, or (y) Greenbrier Leasing Company (“Greenbrier”), any subsidiary of Greenbrier, or any successor of Greenbrier or a subsidiary of Greenbrier. (b) Non-Solicitation. During the one (1)-year period following the Separation Date, the Executive, as well any agent, representative or affiliate of the Executive, will not, directly or indirectly: (i) solicit for employment or a consulting relationship, (ii) otherwise seek employment or a consulting relationship from, or (iii) induce to leave the Company’s employ or service, any person who currently is an officer, director or employee of, or a consultant to, the Company, or who had any such status during the six (6)-month period preceding the then-current date; provided that this Section 8(b) shall not be violated by general advertising or solicitation not specifically targeted at the Company. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

8 VP/#56000596 (c) Confidentiality. The Executive acknowledges and agrees that the Company’s business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of the business of the Company requires that this information remain proprietary to the Company. The Executive will not, except as required in the course of employment by the Company, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company of which the Executive becomes aware by reason of being employed by the Company or to which the Executive gains access during his employment by the Company and which has not been publicly disclosed (other than by the Executive in breach of this provision). Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Executive during the course of employment or to which the Executive has access. All records and equipment and other materials relating in any way to any confidential information relating to clients or to the business of the Company will be and remain the sole property of the Company during and after the end of employment. Notwithstanding the foregoing, the Executive may comply with legal process or governmental inquiry after, to the extent legally permitted, giving the Company written notice of record thereof. Upon termination of employment, the Executive will promptly return to the Company all materials and all copies or tangible embodiments of materials involving any confidential information in the Executive’s possession or control. Notwithstanding anything herein to the contrary, under the Federal Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016. The Executive further agrees, subject to the above provisions and to Section 10(b) below, that the Executive shall not make statements or disclosures regarding alleged discrimination, harassment or retaliation by the Company; certifies that the Executive wishes to maintain the confidentiality of information concerning any such alleged unlawful discrimination, harassment or retaliation and that doing so is the Executive’s preference and confirms that such confidentiality is to the mutual benefit of the Executive and the Company; and certifies that the Executive has received bargained for consideration in exchange for the confidentiality promise the Executive makes in this Section 8(c). (d) Agreement to be Available in Future Proceedings. During the Term and thereafter, the Executive agrees, subject to the advice of legal counsel, to voluntarily make himself reasonably available to the Company and its legal counsel, at the Company’s request, without the necessity of obtaining a subpoena or court order, in the DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

9 VP/#56000596 Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter. Subject to the advice of legal counsel, the Executive agrees to provide any information reasonably within the Executive’s recollection. Payment or reimbursement of the Executive’s reasonable expenses, including reasonable reimbursement for the Executive’s time, incurred in connection with activity under this subsection (d) will be made by the Company promptly and in no event later than December 31 of the year following the year in which such expenses were incurred. 9. Right to Injunctive Relief. The Executive acknowledges that the Executive’s services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of Section 8 of this Agreement or any restrictive covenant referenced herein will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to seek injunctive relief in court (without posting of a bond) for a breach of this Agreement by the Executive. For any matter not required to be submitted to arbitration, the parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in Cook County, Illinois, or the United States District Court for the Northern District of Illinois. 10. Release of Claims. (a) Release. The Executive, and anyone claiming through him or on his behalf, hereby waives and releases the Company with respect to any and all claims, whether currently known or unknown, that the Executive now has or have ever had against the Company arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to: (i) All claims arising out of or related in any way to his employment, compensation, other terms and conditions of employment, or termination from employment, including, without limitation, claims arising out of any employment agreements, severance plans or policies or any other employee benefit plans; (ii) All claims that were or could have been asserted by the Executive or on his behalf: (A) in any federal, state, or local court, commission, or agency; or (B) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and (iii) All claims that were or could have been asserted by the Executive or on his behalf under: (A) the Age Discrimination in Employment Act (the “ADEA”) and the Older Worker Benefit Protection Act (the “OWBPA”); and (B) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

10 VP/#56000596 §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and all applicable state, county or other local fair employment laws. (b) Exceptions; Reservation of Rights. (i) Notwithstanding the foregoing, the releases and waivers in this Agreement shall not apply to any claim: (A) for unemployment or workers’ compensation, (B) for vested benefits under any employee benefit plan or vested awards under the Stock Plan, (C) that by law is non-waivable, (D) for payments or benefits under this Agreement, (E) as a stockholder of the Company, or (F) for indemnification under applicable law and for coverage as an insured under directors and officers liability insurance. (ii) The Executive shall not, by virtue of any provisions of this Agreement, be prohibited from (i) filing a charge or complaint with any governmental or administrative agency, including but not limited to the Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), Congress or any agency Inspector General; (ii) reporting to any governmental agency, legislative body or judicial authority any concerns the Executive may have regarding the Company’s practices (including any alleged unlawful employment practices or criminal conduct); (iii) participating in or cooperating with any investigation or proceeding conducted by any administrative, legislative, governmental or judicial body; (iv) providing testimony in any administrative, legislative or judicial proceeding concerning alleged criminal conduct or unlawful employment practices when required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature; or (v) making disclosures required by law, regulation or compulsory legal process. However, the Executive waives the right to receive any damages or other personal relief based on any claim, cause of action, demand, charge or lawsuit waived through this Agreement that is brought by the Executive or on the Executive’s behalf, or otherwise by any third party, including as a member of any class or collective action, against the Company (except in terms of any SEC or other government-sponsored whistleblower monetary award program). (c) No Further Obligations. In the event of any further proceedings based upon any released matter, the Company shall have no further monetary or other obligation of any kind to the Executive, and the Executive hereby waives any such monetary or other recovery. (d) Specific Rights Under OWBPA. The Executive understands and agrees that: (A) this is the full and final release of all claims against the Company through the date he signs this Agreement; (B) the Executive knowingly and voluntarily releases claims hereunder for valuable consideration; (C) the Executive hereby is and has been advised of his right to have his attorney review this Agreement before signing it; (D) the Executive has twenty-one (21) days to consider whether to sign this Agreement; and (E) the Executive may, at his sole option, revoke this Agreement DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

11 VP/#56000596 upon written notice within seven (7) days after signing it. This Agreement will not become effective until this seven (7)-day period has expired and will be void if he revokes it within such period. Although the Executive is releasing claims that he may have under the ADEA and the OWBPA, he understands that he may challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the U.S. Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other federal state or local agency charged with the enforcement of any employment laws. 11. Successors and Assigns; Beneficiary. (a) The rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement will not be assignable by the Executive, but in the event of the Executive’s death it will be binding upon and inure to the Executive’s Beneficiary. (b) The Executive’s “Beneficiary” will be the beneficiary or beneficiaries named by the Executive to receive any compensation or benefits due under the Agreement following the Executive’s death, with such designation to be per a written instrument that must be received by the Company prior to the Executive’s death. In the event there is no such named beneficiary, or no surviving named beneficiary, such compensation and benefits shall be paid to the Executive’s surviving spouse, or, if none, to the Executive’s estate. 12. Miscellaneous. (a) Professional Fees. Upon presentation of an invoice approved by the Executive, with such presentation to be no later than 45 days after the Effective Date, the Company shall pay Executive’s legal fees and financial professional fees incurred in connection with the negotiation and drafting of this Agreement, subject to a combined cap of thirty thousand dollars ($30,000). Such payment will be made by the Company promptly and in no event later than December 31 of the year following the year in which such fees were incurred. In addition, the Executive shall continue to receive Deloitte’s tax services (or comparable tax services if the Company switches service providers) through the last year in which the Executive receives compensation income attributable to GATX assignments (including the Netherlands, Austria, and Russia) or to this Agreement. The Company agrees to provide such tax services in the event there is a claim of right resulting from repayment to the Company during the last year of tax equalization. (b) Permitted Actions. Nothing in this Agreement is intended to limit in any way the Executive’s right or ability to file a charge or claim of discrimination with the EEOC, the NLRB, or other federal, state or local agencies. These agencies have the authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit in federal or state court in their own name, or taking any other action authorized under these statutes. The Executive retains the right to participate in such an action and to recover any appropriate relief. The Executive retains the right to communicate with the EEOC, NLRB and other federal, state or local agencies, and such communication can be initiated by the Executive or in response to the government and is not limited by any non-disparagement, cooperation and confidentiality obligation under this Agreement. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

12 VP/#56000596 (c) Payroll and Tax Matters. (i) All compensation payments made under this Agreement will be subject to required payroll taxes and withholding. Specifically, under the tax equalization program, the Executive is responsible for stay-at-home federal, state (Florida), U.S. Social Security, and Medicare taxes on the payments made under Section 6 this Agreement. The Executive is only responsible for the U.S. Social Security and Medicare taxes on stay-at-home income, which excludes the housing, education allowance, automobile, cost of living adjustment, and relocation reimbursement. In the event hypothetical income taxes are withheld from the payments detailed in Section 6 of this Agreement in a manner that results in interest or penalties, such interest and penalties arising from income from the Company would be covered by the Company. (ii) In the event any payment or benefit to be provided to the Executive by the Company is potentially subject to additional tax in the Netherlands due to the payment or benefit being categorized as post-employment compensation, severance compensation, excessive termination payments, or a similar categorization, the Executive agrees to: (A) cooperate with the Company in modifying and/or restructuring such payment or benefit in order to avoid such additional tax, and (B) take any needed steps to achieve such modification or restructuring, including, but not limited to, entering into any reasonable amendment to this Agreement; provided, however, that the effect of such cooperation and/or steps is not financially detrimental to the Executive. (d) Compliance with Company Policies. Payments made under this Agreement shall be subject to any generally applicable Company policy, or action, related to recoupment (claw-back) or other modification to executive compensation, (i) as in place from time-to-time during the period beginning on the Effective Date and ending on the Separation Date, and (ii) as in place after the Separation Date so long as required by applicable law, regulation, or stock exchange listing rule. (e) Integration; Amendment. Except as is otherwise provided herein, this Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement. This Agreement may not be amended, altered or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement. (f) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including execution via DocuSign), will have the same effect as physical delivery of the paper document bearing an original signature. (g) Waiver. Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

13 VP/#56000596 or a waiver of any other term or condition of this Agreement. Any waiver must be in writing. (h) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable for any reason, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. (i) Captions. The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect. If any caption is inconsistent with any provision of this Agreement, such provision will govern. (j) Governing Law; Arbitration. The validity, interpretation, construction, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction. Subject to Section 9 above, any action or proceeding to enforce, or arising out of, this Agreement will be submitted to arbitration via the American Arbitration Association, employment rules, and will be heard by a single arbitrator sitting in Chicago, Illinois. The Company shall reimburse the Executive for the reasonable travel and hotel expenses incurred in connection with traveling to, and staying in, Chicago, Illinois for the purpose of attending an arbitration proceeding in Chicago, Illinois. The reimbursement will be limited to expenses for the Executive and for one lawyer for the Executive. (k) Notice. All notices given hereunder will be in writing and will be sent by internationally recognized overnight delivery service, or delivered by hand. If intended for the Company, notices will be addressed to it or delivered to it at its principal office to the attention of the Chief Human Resources Officer of the Company. If intended for the Executive, notices will addressed to the Executive’s then current residence address as shown on the Company’s records, or to such other address as the Executive directs in a notice to the Company. All notices will be deemed to be given on the date received at the address of the addressee. (l) Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulatory and interpretative guidance issued thereunder (“Code Section 409A”) to the extent applicable thereto. The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

14 VP/#56000596 in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid. Further, if the Executive is a “specified employee” and if any equity-based awards granted to the Executive by the Company, pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment, and are deemed a “deferral of compensation” (as such term is described under Code Section 409A), the equity- based awards will not be settled or released until the expiration of the Delay Period. For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder. For purposes of this Agreement, the terms “retirement,” “termination of employment,” “terminated,” “termination,” “this Agreement will be terminated” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A. If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are payments due the Executive that are subject to Code Section 409A (and not exempt from Code Section 409A) that are: (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year. Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Provided that the Company administers this Agreement in a manner consistent with the terms of this Agreement, neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A. Payment or reimbursement of the Executive’s expenses will be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year will not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year. Additionally, any right to expense reimbursement or in- kind benefits will not be subject to liquidation or exchange for another benefit. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

15 VP/#56000596 The provisions of this Agreement will be construed in a manner in favor of complying with any applicable requirements of Code Section 409A to avoid taxation under Code Section 409A. If any compensation or benefits provided by this Agreement result in the application of Code Section 409A, the Company will modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without material diminution in the value of the payments or benefits to the Executive. Signature page follows. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

Signature Page to Employment Agreement between GATX Corporation and Necati Gokce Tezel VP/#56000596 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written. GATX CORPORATION By: Kim Nero EVP and Chief Human Resources Officer I have read the above Agreement and understand and agree to be bound by its terms. By: Necati Gokce Tezel DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

Exhibit A – Page 1 VP/#56000596 EXHIBIT A GENERAL RELEASE OF CLAIMS This General Release of Claims Agreement (this “Release”) is entered into between GATX Corporation, a New York corporation (the “Company”), and Necati Gokce Tezel (the “Executive”). WHEREAS, the Company and the Executive previously entered into an Employment Agreement executed by the Executive on ______, 2022 (the “Agreement”); and WHEREAS, Section 6 of the Agreement provides that certain payments and benefits are to be paid or provided to the Executive in exchange for, and contingent upon, among other things, the Executive’s execution (and non-revocation) of this Release as set forth in the Agreement. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows: 1. Release. The Executive, and anyone claiming through him or on his behalf, hereby waives and releases the Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that the Executive now has or ever has had against a Released Party arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Release. “Released Parties” include (A) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, (B) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, executives, employees, and attorneys, and (C) the predecessors, successors and assigns of each of the foregoing persons and entities. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to: a. All claims arising out of or related in any way to his employment, compensation, other terms and conditions of employment, or termination from employment, including, without limitation, claims arising out of any employment agreements, change in control agreements, bonus plans, incentive plans or awards, severance plans or policies, stock plans or policies, relocation letters or any other employee benefit plans; and b. All claims that were or could have been asserted by the Executive or on his behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and c. All claims that were or could have been asserted by the Executive or on his behalf under: (i) the Age Discrimination in Employment Act (the “ADEA”) and the Older Worker Benefit Protection Act (the “OWBPA”); and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

Exhibit A – Page 2 VP/#56000596 Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and all applicable state, county or other local fair employment laws. 2. Exceptions. Notwithstanding the foregoing, the releases and waivers in this Release shall not apply to any claim: (A) for unemployment or workers’ compensation, (B) for vested benefits under any employee benefit plan or vested awards under the GATX Corporation Incentive Award Plan, (C) that by law is non-waivable, (D) for payments or benefits under Section 6 of the Agreement, (E) as a stockholder of the Company, or (F) for indemnification under applicable law and for coverage as an insured under directors and officers liability insurance. 3. No Further Obligations; Additional Representations. In the event of any further proceedings based upon any released matter, the Company, its affiliates, parent companies, and subsidiaries shall have no further monetary or other obligation of any kind to the Executive, and the Executive hereby waives any such monetary or other recovery (provided that nothing limits the Executive’s rights under Section 5 below). The Executive represents and warrants that: (A) there has not been filed by the Executive or on the Executive’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose, and the foregoing representation and warranty in this subpart (A) does not apply to, conduct or matters described in Section 5 below); (B) the Executive is the sole owner of the claims that are released in Section 1 above; (C) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (D) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release. 4. Specific Rights Under OWBPA. The Executive understands and agrees that: (A) this is the full and final release of all claims against the Company through the date he signs this Release; (B) the Executive knowingly and voluntarily releases claims hereunder for valuable consideration; (C) the Executive hereby is and has been advised of him right to have his attorney review this Release before signing it; (D) the Executive has twenty-one (21) days to consider whether to sign this Release; and (E) the Executive may, at his sole option, revoke this Release upon written notice within seven (7) days after signing it. This Release will not become effective until this seven (7) day period has expired and will be void if the Executive revokes it within such period. Although the Executive is releasing claims that he may have under the ADEA and the OWBPA, he understands that he may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal state or local agency charged with the enforcement of any employment laws. 5. Protected Rights. a. Nothing in this Release is intended to limit in any way the Executive’s right or ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local agencies or commissions (collectively, “Government Agencies”). The Executive further understands that nothing in this Release limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit the Executive’s ability to receive an award from a Government Agency for information provided by the Executive to such Government Agency. DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F

Exhibit A – Page 3 VP/#56000596 b. The Executive shall not, by virtue of any provisions of this Release, be prohibited from (i) filing a charge or complaint with any governmental or administrative agency, including but not limited to the Department of Justice, the SEC, Congress or any agency Inspector General; (ii) reporting to any governmental agency, legislative body or judicial authority any concerns the Executive may have regarding the Company’s practices (including any alleged unlawful employment practices or criminal conduct); (iii) participating in or cooperating with any investigation or proceeding conducted by any administrative, legislative, governmental or judicial body; (iv) providing testimony in any administrative, legislative or judicial proceeding concerning alleged criminal conduct or unlawful employment practices when required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature; or (v) making disclosures required by law, regulation or compulsory legal process. However, the Executive waives the right to receive any damages or other personal relief based on any claim, cause of action, demand, charge or lawsuit waived through this Release that is brought by the Executive or on the Executive's behalf, or otherwise by any third party, including as a member of any class or collective action, against the Released Parties (except in terms of any SEC or other government-sponsored whistleblower monetary award program). IN WITNESS WHEREOF, the parties hereto have executed this Release and intend to be bound by its terms. GATX CORPORATION By: Exhibit only, to be signed only in connection with termination of employment. Printed Name: Its: Date: I have read the above Release and understand and agree to be bound by its terms. Exhibit only, to be signed only in connection with termination of employment. NECATI GOKCE TEZEL Date: DocuSign Envelope ID: C7F34DFC-DF23-4AA8-B3FA-47061DD7598F